As filed with the Securities and Exchange Commission on August 17, 2021
Registration No. 333- _______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TEAM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-1765729 (I.R.S. Employer Identification No.)

13131 Dairy Ashford, Suite 600 Sugar Land, Texas (Address of Principal Executive Offices)	77478 (Zip Code)

Team, Inc. 2018 Equity Incentive Plan
(AS AMENDED AND RESTATED MAY 2020)
(Full title of the plan)

André C. Bouchard
Executive Vice President, Chief Legal Officer & Secretary
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
(Name and address of agent for service)
(281) 331-6154
(Telephone number, including area code, of agent for service)

With Copy to:
Locke Lord LLP
600 Congress Avenue, Suite 2200
Austin, Texas 78701
(512) 305-4700
Attention: Michelle Earley

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☑
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)(2)	Amount to be registered	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.30 par value	2,985,306 shares(1)	$4.65	$13,881,672.90	$1,514.49

(1)
This registration statement registers 3,000,000 additional shares of common stock, par value $0.30 per share (“Common Stock”), of Team, Inc. (the “Company”) under the Company’s 2018 Equity Incentive Plan (as amended and restated May 2021, (the “Amended Plan”). The Company previously registered 1,200,000 shares of Common Stock issuable under the Amended Plan, 450,000 of which were registered pursuant to registration statement No. 333-225727, filed as of June 19, 2018, and 750,000 registered pursuant to registration statement No 333-232227, filed as of June 20, 2019. As of March 23, 2021, 14,694 shares of Common Stock previously registered remain available for future grants under the Amended Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transactions.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Amended Plan.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with to Rules 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on August 10, 2021.

EXPLANATORY NOTE
Registration of Additional Securities
This Registration Statement on Form S-8 is being filed for purposes of registering an additional 3,000,000 shares of common stock, $0.30 par value (the “Common Stock”) of Team, Inc. (the “Company”), increasing the number of shares available for issuance under the 2018 Equity Incentive Plan (as amended and restated May 2021, the “Amended Plan”) approved by the Company’s stockholders as of May 13, 2021. Such additional shares being registered are of the same class as other securities of the Company for which Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “SEC”) on June 19, 2018 (File No. 333-225727), and Registration Statement on Form S-8, filed with the SEC on June 20, 2019 (File No. 333-232227) (collectively, the “Prior Registration Statements”), relating to the Amended Plan are effective. Accordingly, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, except as amended or otherwise modified or superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Amended Plan covered by this Registration Statement as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

    The following documents filed by the Company with the SEC are incorporated herein by reference into this Registration Statement:

    1. The Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 12, 2021;

    2. The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2021;

    3. The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the SEC on May 7, 2021 and August 6, 2021, respectively;

    4. The Company’s Current Reports on Form 8-K filed with the SEC on January 15, 2021, February 5, 2021 (Form 8-K/A), May 11, 2021 (Form 8-K/A), May 14, 2021, May 18, 2021, June 22, 2021, and August 6, 2021;

    5. The description of the Company’s Common Stock, contained in a registration statement on Form 8-A filed on December 22, 2011, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including the Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

    All other reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents; provided that, the Company is not incorporating any documents or information that is deemed furnished and not filed in accordance with the rules and regulations promulgated by the SEC.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Reference is made to the provisions of Delaware General Corporation Law (“DGCL”), Article V of the Amended and Restated Bylaws of the Company (the “Bylaws”) and Article X of the Amended and Restated Certificate of Incorporation of the Company.

The Company is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys’ fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless, upon a determination by the Court of Chancery or the court in which such action or suit was brought, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.

Section 102 of the DGCL allows a corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or engaged in a transaction from which the director obtained an improper personal benefit.

The Bylaws provide that any person who was or is made a party or who is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “proceeding”) by reason of the fact that such person is or was a director or an officer of the Company, while serving as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding, provided that, except under limited circumstances with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in the first instance by the Board of Directors of the Company.

The Bylaws further provide that the right to indemnification as set forth in the Bylaws includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that if the DGCL requires an advancement of expenses incurred by such person his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter, an “undertaking”), by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under the Bylaws or otherwise.

The Bylaws further provide that the Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article V of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

The Amended and Restated Certificate of Incorporation of the Company provides that no director shall be personally liable to the Company or its stockholders for monetary damages in breach of fiduciary duty as a director other than liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.

The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements supplement indemnification provisions contained in the Company’s certificate of incorporation and bylaws. Under the indemnification agreements, the Company agrees to indemnify directors and officers against liability arising out of the performance of their duties to the Company and to other entities where they provide services at the request of the Company. The indemnification agreements also require the advancement of expenses in connection with proceedings and includes customary procedures with respect to indemnification and advancement of expenses, in each case on the terms and conditions set forth therein.

The Company has purchased and intends to maintain insurance on its behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

The above discussions of Section 145 of the DGCL and of the Company’s Amended and Restated Certificate of Incorporation and Bylaws are not intended to be exhaustive and each is respectively qualified in its entity by reference to the applicable statute and the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4.1	Amended and Restated Certificate of Incorporation of Team, Inc. (filed as Exhibit 3.1 to Team, Inc.’s Current Report on Form 8-K filed with the SEC on December 2, 2011).

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant, dated October 24, 2013 (filed as Exhibit 3.1 to Team Inc.’s Current Report on Form 8-K filed with the SEC on October 25, 2013 and incorporated by reference herein).

4.3	Amended and Restated Bylaws of Team, Inc. (filed as Exhibit 3.3 to Team, Inc.’s Annual Report on Form 10-K for year ended December 31, 2017 filed with the SEC on March 15, 2018).

4.4
Team, Inc. 2018 Equity Incentive Plan (as Amended and Restated May 2021) (incorporated by reference herein to Appendix B to the Company’s definitive proxy statement on Schedule 14A filed on April 9, 2021).

4.5	Certificate representing shares of common stock of Team, Inc. (filed as Exhibit 4(1) to Team, Inc.’s Registration Statement on Form S-1 (File No. 2-68928) and incorporated by reference herein).

5.1*	Opinion of Locke Lord LLP.

23.1*	Consent of Locke Lord LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page hereto).
* Filed herewith

Note: Unless otherwise indicated, documents incorporated by reference are located under SEC file number 001-08604.

Item 9. Undertakings

(a) The Company hereby undertakes:

(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on August 17, 2021.

Team, Inc.

By:	/s/ Amerino Gatti
	Name:	Amerino Gatti
	Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Susan M. Ball and André C. Bouchard, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Amerino Gatti	Chairman and Chief Executive Officer	August 17, 2021
Amerino Gatti	(Principal Executive Officer)

/s/ Susan M. Ball	Executive Vice President, Chief Financial	August 17, 2021
Susan M. Ball	Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffery G. Davis	Director	August 17, 2021
Jeffery G. Davis

/s/ Brian K. Ferraioli	Director	August 17, 2021
Brian K. Ferraioli

/s/ Sylvia J. Kerrigan	Director	August 17, 2021
Sylvia J. Kerrigan

/s/ Candice E. Koederitz	Director	August 17, 2021
Candice E. Koederitz

/s/ Michael A. Lucas	Director	August 17, 2021
Michael A. Lucas

/s/ Craig L. Martin	Director	August 17, 2021
Craig L. Martin

/s/ Robert Skaggs Jr.	Director	August 17, 2021
Robert Skaggs Jr.

/s/ Louis A. Waters	Lead Director	August 17, 2021
Louis A. Waters

/s/ Gary G. Yesavage	Director	August 17, 2021
Gary G. Yesavage